LEHMAN BROTHERS INCOME FUNDS

RESERVE CLASS

DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Berman Tax-Free Money Fund

Date: February 28, 2009